EXHIBIT 99.1

    Press Release

ALBEMARLE ANNOUNCES NEW
CHIEF FINANCIAL OFFICER

CHARLOTTE, N.C., Oct. 26, 2023 - Albemarle Corporation (NYSE: ALB), a global leader in providing essential elements for mobility, energy, connectivity, and health, today announced that Neal Sheorey will join Albemarle as its executive vice president and chief financial officer, effective Nov. 6, 2023. Scott Tozier, Albemarle’s current executive vice president and chief financial officer, will transition from his current role and become a strategic advisor to the CEO.

“Scott’s steady leadership, strategic market knowledge and extensive financial acumen have driven Albemarle’s growth strategy for more than a decade,” said Albemarle CEO Kent Masters. “Most importantly, Scott’s enduring commitment to our core values and his unwavering belief in Albemarle’s mission and vision are distinguishing characteristics that will continue to serve the company in this new advisory role.”

Sheorey joins Albemarle from Dow, a global materials science company, where he served for more than 20 years in progressive finance, business, and corporate leadership roles. Most recently, he was vice president of Dow's Coatings & Performance Monomers business unit, a global portfolio with more than $4 billion in sales, where he was responsible for the group’s strategy, profitability, and growth initiatives. Prior to his current role, Sheorey served as Dow’s vice president of investor relations, senior director of corporate development and global finance director for the Chemicals business group.

Sheorey holds a master’s degree in business administration with a concentration in finance and corporate strategy from the University of Michigan, and a bachelor’s degree in chemical engineering from Northwestern University.

“Neal’s management and financial experience, coupled with his experience in global and capital-intensive environments, will be valuable additions to our leadership team,” said Masters.

Tozier joined Albemarle in 2011 as senior vice president and chief financial officer.

About Albemarle
Albemarle Corporation (NYSE: ALB) leads the world in transforming essential resources into critical ingredients for mobility, energy, connectivity, and health. We partner to pioneer new ways to move, power, connect and protect with people and planet in mind. A reliable and high-quality global supply of lithium and bromine allows us to deliver advanced solutions for our customers. Learn more about how the people of Albemarle are enabling a more resilient world at Albemarle.com and on Twitter @AlbemarleCorp.

Albemarle regularly posts information on our website, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding the company, its businesses, and the markets we serve.

Investor Relations Contact: Meredith Bandy, +1 (980) 999-5768, Meredith.Bandy@albemarle.com
Media Contact: Allison Eckley, +1 (336) 414-4972, Allison.Eckley@albemarle.com

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